UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

AVISTA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

To Our Valued Customers and Community Partners:

Today, we took an important step to position Avista for the future.

In partnership with Hydro One, Ontario, Canada’s, largest electricity transmission and distribution provider, we jointly announced a unique transaction under which we will become a subsidiary of Hydro One in a manner that preserves our identity and legacy and allows us to continue charting our own course in a rapidly consolidating industry landscape.

While this changes our ownership structure, it doesn’t change the things that matter most about Avista. We take very seriously our responsibility to be a good corporate citizen and community partner, and we are confident that this transaction is good news for our customers and the communities we serve.

We worked hard to put in place a special set of agreements with Hydro One that add up to one thing: How we work, make decisions, and engage with our customers and communities will not change as a result of this transaction. We will deliver the same levels of high quality service for customers, continue to focus on our core strategies, and there will be no workforce reductions as a result of the transaction.

We will continue to operate under the Avista name, from the same headquarters in Spokane, with the same management team and existing employees, overseen by a Board of Directors with significant Pacific Northwest representation. Scott Morris, our current board chair, president and CEO, will serve as chairman of the board.

Our decision to team up with Hydro One at a time of strength and growth for our company is a unique opportunity to secure a partnership that preserves our identity and our strong legacy while allowing us to continue to define and control, to a significant degree, our future operations in an industry that requires increasing scale to compete most effectively.

We were deeply committed to joining with a partner that both understood and would be committed to helping us lock in the things that have long been important to us. It was critical for us to create a ‘win’ for each of our important stakeholders. I believe we have achieved this goal as:

•	Avista’s customers will continue to be provided with high quality and reliable energy services at a reasonable cost. Further, Avista and Hydro One share longstanding commitments to environmental stewardship and safety.

•	The communities Avista serves will continue to benefit from the important philanthropic and economic development support we provide. In fact, Hydro One has committed to doing even more – nearly doubling our current levels of community contributions and providing a $2 million annual contribution to the Avista Foundation.

•	Avista employees will see a continuation of the company essentially as it is today.

•	And the transaction delivers solid value to our shareholders, who will receive an attractive price of $53 for each of their shares.

In Hydro One, we have a strong partner that shares a similar culture, values, and deep commitments to all its stakeholders. Like Avista, Hydro One is also building for the future. Since it went public in 2015, Hydro One has transformed itself into the great company it is today, with a dynamic leadership team headed by President and CEO, Mayo Schmidt.

Based in Toronto, Hydro One is Ontario’s largest electricity transmission and distribution provider with more than 1.3 million customers, C$25 billion in assets and annual revenues of over C$6.5 billion. Hydro One has a team of 5,500 employees serving suburban, rural and remote communities across Ontario. Like Avista, Hydro One is committed to the communities it serves, and has been rated as the top utility in Canada for its corporate citizenship, sustainability, and diversity initiatives.

Hydro One is five times the size of Avista in terms of market capitalization, expanding the financial capacity of the combined company to make additional investments to benefit customers. With Hydro One as our partner, we will continue to uphold our longstanding commitment to environmental responsibility, innovation, safety and reliability. Hydro One will provide Avista with additional scale, helping us build a stronger foundation for our future and augmenting the resources available to us to continue to invest in our energy infrastructure and technology.

Further, this combination will provide increased opportunities for innovation and efficiencies by extending the use of technology, best practices and business processes over a broader customer base and a broader set of infrastructure.

Bottom line, this is the right partnership at the right time. Hydro One was attracted to Avista in large part due to our long-standing commitment to provide exceptional value to all our stakeholders. They are looking forward to collaborating with us and helping us achieve our next level of success. In turn, we will be able to contribute to the success of a larger organization. We have a rich legacy of a 128-year-old company to honor and uphold. We believe that partnering with Hydro One is in the best interests of our customers, communities, employees and shareholders.

Until the time we close, which we expect sometime in the second half of 2018, Avista and Hydro One will continue to operate as two independent companies.

Thank you for your attention to this important information about the future of Avista.

Please contact me directly if you have questions.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.

Forward-Looking Information

This news release contains “forward looking statements” and “forward looking information” within the meaning of applicable securities laws of the U.S. and Canada, respectively. Statements that are not historical facts, including statements about beliefs, expectations, estimates, projections, goals, forecasts, assumptions, risks and uncertainties, are forward-looking statements and forward looking information. Forward looking statements and forward looking information are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “pro forma,” “predicts,” “seeks,” “could,” “would,” “will,” “can,” “continue” or “potential” and the negative of these terms or other comparable or similar terminology or expressions. The forward looking statements and forward looking information in this news release include, without limitation, statements relating to Hydro One’s proposed merger transaction with Avista and expectations regarding timing and benefits thereof, earnings per share accretion, increases in regulated assets and earnings, strength of credit metrics, scale and diversification, capital expenditures, rate base growth, industry and geographic trends and forecasts, financing plans, stakeholder commitments, stockholder and regulatory approvals, and the completion of the proposed merger transaction. These statements reflect Hydro One and Avista’s management’s current beliefs and are based on information currently available to the management teams. Forward looking statements and forward looking information involve significant risk, uncertainties and assumptions. Certain factors or assumptions have been applied in drawing the conclusions contained in the forward looking statements and forward looking information. Hydro One and Avista caution readers that a number of factors could cause actual results, performance or achievement to differ materially from the results discussed or implied in the forward looking statements and forward looking information. Important factors that could cause actual results, performance and results to differ materially from those indicated by any such forward looking statements and forward looking information include risks and uncertainties relating to the following: (i) the risk that Avista may be unable to obtain shareholder approval for the proposed merger transaction or that Hydro One or Avista may be unable to obtain governmental and regulatory approvals required for the proposed merger transaction, or may be unable to obtain those approvals on favorable terms; (ii) the risk that the required shareholder, governmental or regulatory approvals may delay the proposed merger transaction; (iii) the risk that a condition to the closing of the proposed merger transaction may not be satisfied or the merger agreement may be terminated prior to closing; (iv) the timing to consummate the proposed transaction; (v) disruption from the proposed merger transaction making it more difficult to maintain relationships with customers, employees, regulators or suppliers; (vi) risks associated with the loss and ongoing replacement of key personnel; (vii) the diversion of management time and attention on the transaction; (viii) general worldwide economic conditions and related uncertainties; (ix) the effect and timing of changes in laws or in governmental regulations (including environmental and tax laws and regulations); (x) the risk that financing necessary to fund the proposed merger transaction may not be obtained or may be more difficult and costly to obtain than anticipated; (xi) the impact of acquisition-related expenses; (xii) the ability to maintain an investment grade credit rating; (xiii) the ability to maintain dividend payout ratios; and (xiv) other factors discussed or referred to in the “Risk Factors” section of Hydro One’s most recent annual management’s discussion and analysis of financial results filed with securities regulators in Canada and available under Hydro One’s profile at www.sedar.com. The foregoing list is not exhaustive and other unknown or unpredictable factors could also have a material adverse effect on the performance or results of Hydro One or Avista. Additional risks and uncertainties will be discussed in the proxy statement and other materials that Avista will file with the SEC in connection with the proposed merger transaction, or in material Hydro One will file with securities regulatory authorities in Canada. There can be no assurance that the proposed merger transaction will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the proposed merger transaction will be realized. These factors should be considered carefully and undue reliance should not be placed on the forward looking statements or forward looking information, and actual outcomes and results may differ materially from what is expressed, implied or forecasted in these forward looking statements and forward looking information. For additional information with respect to certain of the risks or factors, reference should be made to Hydro One’s continuous disclosure materials filed from time to time with Canadian securities regulatory authorities, available at www.sedar.com and Avista’s filings with the SEC available at www.sec.gov. Except as required by law, each of Hydro One and Avista disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.